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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 10)

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                         GETTY PETROLEUM MARKETING INC.
                           (Name Of Subject Company)

                         GETTY PETROLEUM MARKETING INC.
                       (Name Of Person Filing Statement)

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                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title Of Class Of Securities)

                                  374292 10 0
                     (CUSIP Number Of Class Of Securities)

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                                 LEO LIEBOWITZ
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         GETTY PETROLEUM MARKETING INC.
                              125 JERICHO TURNPIKE
                            JERICHO, NEW YORK 11753
                                 (516) 338-6000

          (Name, Address And Telephone Number Of Person Authorized To
   Receive Notice And Communications On Behalf Of Person(s) Filing Statement)

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                                    COPY TO:
                            MARC D. BASSEWITZ, ESQ.
                                LATHAM & WATKINS
                       233 SOUTH WACKER DRIVE, SUITE 5800
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-7700

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

Item 4 is hereby amended to add the following:

         RESULTS OF THE OFFER. As of 12:00 Midnight, New York City time, on Friday, December 8, 2000, the scheduled expiration time of the Offer, stockholders had validly tendered and not withdrawn 10,092,081 Shares into the Offer. On December 9, 2000, the Purchaser confirmed that all conditions to the Offer had been satisfied or waived by the Purchaser on or prior to the Expiration Date and accepted for payment all Shares validly tendered and not withdrawn into the Offer.

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                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2000

                                          GETTY PETROLEUM MARKETING INC.

                                          By: /s/ LEO LIEBOWITZ
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                                            Leo Liebowitz
                                            Chairman and Chief Executive Officer